Exhibit 99.2

AutoWeb, Inc.
Moderator: Sean Mansouri
03-07-19/5:00 p.m. ET
Confirmation # 6986797

AutoWeb, Inc.

Moderator: Sean Mansouri
March 07, 2019
5:00 p.m. ET

OPERATOR:
This is Conference # 6986797

Operator:
Good afternoon, everyone, and thank you for participating in today's conference call to discuss AutoWeb's financial results for the fourth quarter and full year ended December 31, 2018.

Joining us today are AutoWeb's CEO, Jared Rowe, the Company's CFO, JP Hannan, and the company's outside investor relations advisor, Sean Mansouri with Liolios. Following their remarks, we'll open the call for your questions. I would now like to turn the call over to Mr. Mansouri for some introductory comments.

Sean Mansouri:
Thank you. Before I introduce Jared, I remind you that during today's call, including the question-and-answer session, statements that are not historical facts, including any projections, statements regarding future events or future financial performance or statements of intent or belief are forward-looking statements and are covered by the safe harbor disclaimers contained in today's press release, the slides accompanying this presentation and the company's public filings with the SEC.

Actual outcomes and results may differ materially from what is expressed in or implied by these forward-looking statements.

Specifically, please refer to the company's Form 10-K for the full year ended December 31, 2018, which was filed prior to this call as well as other filings made by AutoWeb with the SEC from time to time. These filings identify factors that could cause results to differ materially from those forward-looking statements.

 AutoWeb, Inc.
Moderator:  Sean Mansouri
03-07-19/5:00 p.m. ET
Confirmation # 6986797

There are slides included with today's presentation to help illustrate some of the points being made and discussed during the call. The slides can be accessed by visiting AutoWeb's website at autoweb.com.

When there, go to Investors and then click on Events & Presentations. Please also note that during this call and/or in the accompanying slides, management will be disclosing non-GAAP loss or income, non-GAAP EPS and adjusted gross profit and gross margin.

These are non-GAAP financial measures as defined by SEC Regulation G. Reconciliations of these non-GAAP financial measures to the most directly comparable GAAP measures are included in today's press release and slides, which are posted on the company's website. And with that, I'll turn the call over to Jared.

Jared Rowe:
Thanks, Sean, and good afternoon, everyone. In Q4 we continued to execute on our strategic initiatives, as reflected by another quarter of sequential improvement in lead volume and the first time we've generated 2 million leads since Q3 of 2017.

We also began to mobile-enable some of our new car websites, which led to improvements in conversion and resulted in our first sequential quarter of gross margin expansion since Q4 of 2016.

We made progress implementing new traffic acquisition strategies and ramping our new click algorithm during the quarter. In fact, as of mid-November 2018, 90% of our click traffic was being exposed to the new algorithm and the early results have been promising.

However, there's still work to be done with the algorithm, as we are seeing benefits to revenue per click, but to click-through rate. To address the click-through rate, we have recently developed an approach to mobile-enable our click product.

We're still in the testing phase, but we believe this product enhancement will be a solid addition to our overall solution for dealers and OEMs, as it's designed to improve display and engagement for consumers who use their mobile device. All this momentum has been further enabled by the establishment of our full senior leadership team.

AutoWeb, Inc.
Moderator: Sean Mansouri
03-07-19/5:00 p.m. ET
Confirmation # 6986797

Over the last few months, we added a new Chief Financial Officer, Chief Operating Officer, Chief Technology Officer and Chief People Officer. We now have our full senior team in place, which should increase the pace of change and improve operational execution.

Further, we strengthened our board with the appointment of Chan Galbato, a seasoned executive from Cerberus Capital Management. Each team member brings a unique but complementary background and skillset to fill critical roles at AutoWeb and we look forward to leveraging all of their leadership experience as we continue to execute our turnaround.

I'll provide more detail on our progress and strategic initiatives later in the call. But I'd first like to introduce our new CFO, JP Hannan, to walk through the details of Q4 and the full year results.

Before I let him talk about the results, I do want to introduce him. JP has more than 20 years of public and private CFO experience across various media-related organizations, and I couldn't be more excited to have him as my financial partner. So with that, we'll turn it over to JP.

JP Hannan:
Thank you, Jared. I appreciate the kind words, and I'm thrilled to be here. Good afternoon, everybody. So jumping right into our results, fourth quarter revenue came in at $32.3 million. That was down from $33.3 million in the year ago quarter. Our advertising revenues were $6.5 million compared to $9.2 million in the year ago quarter.

Click revenues were $5.4 million compared to $7.9 million. These declines were primarily due to lower click volume and revenue per click, which resulted from an unfavorable advertising mix that Jared will expand on later.

Gross profit during the fourth quarter was $5.6 million compared to $8.1 million in the year ago quarter, with gross margin coming in at 17.5% compared to 24.4%. This decline was primarily driven by lower revenue and the continued need to improve our cost-revenue efficiency.

Total operating expenses in the fourth quarter were $11 million and that compares to $48.4 million last year. Please note that the fourth quarter of 2017 also included a goodwill impairment charge of $37.7 million.

AutoWeb, Inc.
Moderator: Sean Mansouri
03-07-19/5:00 p.m. ET
Confirmation # 6986797

On a GAAP basis, net loss for the fourth quarter was $5.3 million or a loss of $0.41 per share on 12.9 million shares. This compares to a net loss of $65.8 million or a loss of $5.22 per share on 12.6 million shares in the year ago quarter.

This improvement was primarily driven by the aforementioned goodwill impairment charge in 2017, as well as a non-cash charge to income tax in the year ago quarter.

For the fourth quarter, non-GAAP loss which adds back amortization on acquired intangibles, non-cash stock comp, severance costs, gain or loss on investment or sale, litigation settlements, goodwill impairment, long-lived asset impairment and income taxes was $3.1 million or a loss of $0.24 per share.

This compares to non-GAAP income of $0.1 million or $0.01 per share in the fourth quarter of 2017. This decline was primarily driven by the aforementioned lower revenue and gross profit.

Cash used by operations in the fourth quarter was $2.2 million compared to $2 million in the third quarter and $1 million in the prior year quarter. And note that Q4 was negatively impacted by one-time severance costs totaling $460,000, as well as routine impact of year end DSO expansion, which results from slower paying customers.

We continue to expect incremental cash burn in the first half of 2019 as we invest in our people, products and technology, with the intention to return to growth and margin expansion this year.

We also expect to improve our liquidity and balance sheet through non-dilutive measures, as we are currently in discussions with various banks for the establishment of new credit facilities.

At December 31, 2018 our cash and cash equivalents stood at $13.6 million. This compares to $15.8 million at September 30, and $25 million at December 31, 2017.

AutoWeb, Inc.
Moderator: Sean Mansouri
03-07-19/5:00 p.m. ET
Confirmation # 6986797

This decrease from year end 2017 was primarily driven by our repayment of an $8 million revolving line of credit, as well as severance-related costs. Total debt at December 31, 2018 was $1 million compared to $9 million at the end of 2017.

And subsequent to quarter end, we paid off the remaining $1 million note and are now debt-free. Now I'll quickly run through the full year results. 2018 revenue came in at $125.6 million, compared to $142.1 million in 2017.

Advertising revenues were $28.2 million compared to $34.1 million in the year-ago quarter, with click revenues of $23.4 million compared to $28.3 million. While the year-over-year comparison certainly does not look favorable, it's important to note that we significantly abated the rate of decline throughout the year.

Gross profit during 2018 was $15.3 million compared to $42.8 million in 2017, with gross margin coming in at 12.2%. That compares to 30.1%. Adjusted gross profit which excludes the one-time DealerX impairment charge that occurred in the third quarter of 2018, was $24.3 million compared to gross profit of $42.8 million in 2017.

As a percentage of revenue, adjusted gross profits was 19.3%. Total operating expenses in 2018 were $54.3 million. This compares to $81.4 million last year. As mentioned earlier, the 2017 period included a significant goodwill impairment charge.

On a GAAP basis, net loss in 2018 was $38.8 million or a loss of $3.04 per share on 12.8 million shares. This compares to a net loss of $65 million or a loss of $5.48 per share on 11.9 million shares in 2017.

Our non-GAAP loss in 2018 which again adds back amortization on acquired intangibles, non-cash stock comp, severance costs, gain or loss on investment or sale, litigation settlements, goodwill impairment, long-lived asset impairment and income taxes; was $9.2 million or a loss of $0.72 per share. This compares to non-GAAP income of $8.5 million or $0.64 per share in 2017.

AutoWeb, Inc.
Moderator: Sean Mansouri
03-07-19/5:00 p.m. ET
Confirmation # 6986797

As you may recall from last quarter, the company introduced several new key operating metrics that we believe are instrumental to understanding the new direction of our business.

These include lead volume and source, lead traffic, retail dealer count, end retail lead capacity, as well as click volume and revenue per click. We've also completed our click traffic analysis and will be providing this on a go-forward basis as well.

So with that, lead traffic was 32.1 million visits during the fourth quarter, compared to 34.4 million in the third quarter and 26.8 million in Q4 of 2017.

The sequential drop was driven by some of the testing that we've been doing with our traffic acquisition strategies, as we develop ways to reach consumers more efficiently. Now note that these visits reflect the number of consumers who visit our entire portfolio of lead websites during the quarter.

Also the reported number of visits for Q3 is different from what we provided on our last call, as we're now including visits to a few additional properties that were not accounted for last time around.

So despite traffic being down, we were more efficient with the traffic we generated, as we increased lead volume to approximately 2 million automotive leads, compared to 1.9 million in the third quarter and 1.8 million in the year-ago period.

The sequential improvement was largely driven by conversion rate efficiencies resulting from the mobile enablement of our core websites and continued tuning of our SEM approach.

But note this figure includes new and used vehicles leads invoiced to both our OEM and retail clients. Our retail dealer count was 2,596 compared to 2,577 in the third quarter and 3,008 in Q4 of 2017.

This is our second quarter in a row generating a sequential improvement in dealer count, indicating that our new operating and marketing approach is resonating with dealers, as it's much more focused on delivering a very competitive and attributable cost per sale relative to alternative forms of media.

AutoWeb, Inc.
Moderator: Sean Mansouri
03-07-19/5:00 p.m. ET
Confirmation # 6986797

That said, we do not anticipate a straight-line trajectory or distribution metrics like dealer count and lead capacity, as we still have some work to do to refine our strategy.

Note that this dealer count figure includes the number of franchise dealers contracted for delivery of retail new vehicle leads plus a number of franchised or independent dealers contracted for delivery of retail used leads.

Retail lead capacity was 442,000 lead targets compared to 441,000 in the third quarter and 528,000 in Q4 2017. This is the first time the company has increased lead capacity since the fourth quarter of 2015.

And note that retail lead capacity is the sum of the number of new and used vehicle leads that our retail dealer clients wish to receive each month during the quarter.

Estimated buy rates for leads we delivered in the quarter was 17%. Note that this estimated buy rate reflects the percentage of consumers submitting leads that we delivered to our customers represented by the number of these consumers who purchased the vehicle within 90 days of that lead submission.

Our lead source mix for the quarter also remained steady with approximately 80% of the leads being internally generated from our media properties and the other 20% of leads coming from third party lead providers. We continue to believe a roughly 80-20 mix is the appropriate target to balance quality and quantity of our core lead product.

Through 2018, the company was largely focused on stabilizing the leads business as it comprises the majority of our revenue. Now that we've stopped those declines and made the turn with leads, our next area of keen focus will be on the clicks.

Our click traffic in the fourth quarter was 6.1 million visits compared to 5.9 million in the third quarter and 6.3 million in the year ago quarter. The increase was driven by greater lead volumes.

Click volume in the fourth quarter was 6.6 million clicks and that compares to 6.6 million in the third quarter and 7.3 million in Q4 of 2017. Now given that click traffic increased sequentially for the quarter and click volume remained flat, this would indicate that our conversion was lower.

AutoWeb, Inc.
Moderator: Sean Mansouri
03-07-19/5:00 p.m. ET
Confirmation # 6986797

However, it's important to understand that we're making several changes to this product that will impact short-term volumes, including updating our click algorithm as we're working to tune its performance.

We exposed 10% of our traffic to this new click algorithm on October 24, 25% on November 6, and then 90% on November 13. Each of these 3 deployments impacted conversion during those time frames. Tuning this algorithm is an ongoing optimization process and it's going to require continued investment and focus.

Similarly, revenue per click was down to $0.81 compared to $0.84 in Q3 of 2018 and $1.08 in Q4 2017. The same factors are in play here, given the 3 deployments of our new click algorithm during the quarter, along with a few other factors that Jared's going to expand upon later in the call. Now with that, I'd like to turn the call back over to Jared.

Jared Rowe:
Thanks, JP. So as I look back over the last 10 months, I can confidently say that I believe that we've completed the first phase of our turnaround and are in the early stages of the next phase.

We've completed the strategic review of AutoWeb's operations. We've identified the opportunities and constraints and we've really begun to deploy various initiatives with the intent to return AutoWeb to growth and profitability.

This began with first attacking our lead generation capabilities to stabilize the decline to the largest part of our business; also beginning to integrate our products to create a more unified solution of leads, clicks and emails; and of course, building out the senior leadership team which is incredibly important.

Now during the fourth quarter we made progress on several key initiatives, including improvements to our operational integration and distribution channel effectiveness as well as product quality enhancements.

Now for our distribution channel in Q4, we managed to sequentially increase dealer count for the second quarter in a row and as JP mentioned earlier, increased our lead capacity for the first time since Q4 of 2015.

AutoWeb, Inc.
Moderator: Sean Mansouri
03-07-19/5:00 p.m. ET
Confirmation # 6986797

While these are both solid indicators of the progress we're making, I still believe we have a lot of work to do to refine our distribution channel effectiveness and really do a better job at ramping our relationship with the top 150 dealer groups.

I believe the trend is beginning to bend in the right direction, but I don't anticipate a straight line from here. We do expect some choppiness for both dealer count and lead capacity, as we continue to evolve our engagement model for both retail dealers and the top 150 dealer groups.

Now a key implementation for us in the fourth quarter was the mobile enablement of our some of our core new car lead generation sites. As you can imagine, providing a desktop experience for a consumer researching cars on their mobile device does not typically lead to great outcomes.

So we mobile-enabled 21% of our new car sites during the fourth quarter, which represents 90% of our organic new car lead volume, and the overall results have been positive as we've increased conversion and expanded gross margins during the quarter.

Mobile enablement will be a considerable area of focus for us throughout 2019, as we intend to evolve our sites to deliver a better experience for consumers to drive conversion.

We do expect to mobile enable the rest of our new car lead generation sites in 2019. But as I've said before, mobile enablement is just the beginning. Ultimately mobile optimization of our sites and products is the goal.

We still have a good bit of work to do in this area, but again I do think that we're making good progress. As I mentioned earlier, we also recently developed an approach to mobile enable our click product.

This is a critical next step in our mobile enablement plan, as the click product allows us to more effectively monetize our visits. Further, it provides our clients with a unique opportunity to engage consumers with hyper-relevant messaging in a unique format.

AutoWeb, Inc.
Moderator: Sean Mansouri
03-07-19/5:00 p.m. ET
Confirmation # 6986797

We're in the early stages of testing in Q1 and hope to provide more detail on the product and outcomes over the next couple of quarters. But we will stay focused on this, as this is something that's unique to us and very important to the business overall.

Moving on, I'd like to elaborate a bit further on JP's comments regarding our new click algorithm in its early results. So with 90% of our click traffic now being exposed to the new algorithm as of mid-November, we've seen strong improvements in revenue per click when compared to the 10% of the traffic that is still being exposed to the legacy algorithm.

However, the overall revenue per click is still lower than where it was last quarter, and even 1 year ago, as the client mix is far too rich in terms of non-endemic advertisers.

Just as a reminder, endemic advertisers are automotive advertisers. Non-endemic are folks who are not automotive related. So of course, endemic advertisers tend to pay more money per click than a non-endemic advertiser.

So we need to continue to focus on shifting this mix back towards endemic clients and we're already taking steps in this direction. However, we believe this is an area that will require several quarters of focus to get performance back to a level that is representative of its true potential.

Now expanding a bit on the automotive industry at large, we along with most others continue to expect total vehicle sales and SAAR to be down in 2019. Automotive News recently reported that light vehicle sales were off the slowest start for a year since 2014, with year-to-date sales down about 3%.

I believe it will be difficult for OEMs to maintain the kinds of volumes that they've had over the last few years due to affordability challenges, interest rates increases and a pullback on incentive spend.

However, we continue to believe that we can operate well in this environment, as I believe dealers will seek out their highest ROI marketing channels to drive sales.

And with our detailed attribution and product quality improvements, I believe we will continue to have a strong place in their marketing budgets, as we believe we are one of the most efficient marketing channels they have.

AutoWeb, Inc.
Moderator: Sean Mansouri
03-07-19/5:00 p.m. ET
Confirmation # 6986797

I'm very proud of the progress the team has made, and while there's still much work to be done, we remain fully committed to growing revenue and expanding margins in 2019, as we deploy and execute our various strategic initiatives. So with that, I think we're going to open it up for calls.

Operator:
(Operator Instructions)

And our first question will come from Sameet Sinha with B. Riley FBR.

Sameet Sinha:
Jared, congratulations. This seems to be a very strong and fast turnaround. So a couple of questions here. So let me first start with considering the kind of turnaround phase where you are at and if you combine that with seasonality, can you speak to us about what trends, how do you expect the business to trend over the next few quarters this year?

I understand you're not going to give guidance, but to the extent that you can help us with our modeling, that will be helpful. Secondly, I'm interested in revenue per click or revenue per lead.

As you have studied the inherent nature of traffic and algorithm and all these; is other benchmarks that you use to figure out where, let's say, revenue per click in a click environment, what's the industry standard right now? Where are we at? So that gives us a sense of upside. I'll leave it at two and then I have a follow-up question.

Jared Rowe:
I'm going to go in reverse order, if that's okay. So as we think about revenue per click, really what we look at is we look at average revenue per click that a dealer or an OEM or any endemic advertiser would pay to go out and generate that sort of click organically.

So if somebody just went to Google and they generated a click to their website, we think that is kind of a standard by which we look in terms of what our revenue per click should be.

We think we want to be a little bit below that, because of the way we're positioned in the market. But we think that we have really high quality traffic. Because essentially what you've got is you've got double locked-in traffic, right?

You've got consumers who we've collected through our search arbitrage work who've clicked through our ads, gotten to our websites and then have clicked through from the ad page as well for the click product.

AutoWeb, Inc.
Moderator: Sean Mansouri
03-07-19/5:00 p.m. ET
Confirmation # 6986797

So we think that if we can be somewhere in the area of what OEMs and dealers pay for a click like that organically, only give them a better quality product because a consumer has clicked a couple of times to get there; we think that's a good place to be.

In terms of seasonality and trends, we are going to still see some choppiness. This is again a first-half, second-half story, I think. The first half we're going to continue to burn a little bit of cash.

We're going to see some choppiness. And in the second half, we do expect to really make the turn on this business and get it back to growth and margin expansion. JP, I don't know if you have anything to add there to help a little bit.

JP Hannan:
Yes, I would just add with about a few weeks left in this quarter, I mean I think the first quarter is largely going to be consistent with what you saw in the fourth quarter. And then it will start to ramp from there in the back half, as Jared said. Leads are trending the way we want them to. But we've got some work to do on clicks.

Sameet Sinha:
Jared, I'm going to push you a little more on the revenue per click. So I mean you have the numbers since you advertise on Google. And you have your revenue per click number. So can you help us with what sort of upside are we talking about, 2x to 3x?

Jared Rowe:
Yes is the answer to that. It's 2-3x. I mean you know, when you look at our revenue per click last year, we in Q4 it was about $0.80. The year prior to that it was $1.00.

I think 2x to 3x over time getting back there. If we're in the $2 to $3 range, it's going to take some time to get there, Sameet. Don't get me wrong. It's going to take some time to get there.

But I think that's reasonable, because it's far below what an advertiser would need to spend to go get that organically on their own. So again, what we're looking for is we're looking to be very price competitive relative to somebody going out there and generating them on their own.

But again, our mix is way off on the click product. Roughly half of our volume is going to non-endemics right now and non-endemics just don't value our traffic the same way an endemic would.

AutoWeb, Inc.
Moderator: Sean Mansouri
03-07-19/5:00 p.m. ET
Confirmation # 6986797

And again, that's more of a go-to-market approach issue than anything else, which is why I have confidence. It's not that the product doesn't have value. It's quite frankly we're not getting in front of the right people and selling the value the right way. Is that more helpful?

Sameet Sinha:
Yes, that's great. So my final question, when you speak about margin expansion, are we talking about margin expansion at some point in '19 or do you expect expansion for the full year?

JP Hannan:
Yes, I mean we've got revenue growth and margin expansion in the full year.

Operator:
And our next question will come from Ed Woo with Ascendiant Capital.

Ed Woo:
My question is more on the auto industry. How has I guess some of the slowdown affected you guys? Are you guys really seeing that impacting your business?

Jared Rowe:
You know, I think we're actually not seeing much of it, at least we didn't in Q4. And I think one of the reasons was is because the performance has been so depressed that we're actually kind of growing through it.

So we haven't gotten to the point where we're performing so well on that scale right now, Ed, that we get hit by some of the seasonality, just because of the way that we were performing earlier in the year. I do expect to see a little bit of it this year with the slowdown.

We tend to believe that it is going to be in the high 16s from a SAAR perspective and I do think that the affordability issue from a consumer perspective is going to start to push us in the second half.

But again, we like our position in the market because we think we can compete very effectively with some of the larger players in the space, simply because our media is attributable and we can generate a demonstrable cost per sale that is more efficient than the others in the space and we can do that with good margin in there for us. So we haven't seen much yet. But I do think that we will as an industry see a bit of a slowdown.

But again, I like our ability to sell into that environment, because we are going to be focused on a pretty pure and simple sell, which is we're measurable and we think we can be more efficient for you on a cost-per-sale basis than some of the substitutes that are in the industry.

AutoWeb, Inc.
Moderator: Sean Mansouri
03-07-19/5:00 p.m. ET
Confirmation # 6986797

Operator:
(Operator Instructions). And our next question will come from JP Geygan with Global Value Investment Corp.

JP Geygan:
Your Q4 numbers show some encouraging trends. What have you observed so far in 2019 and have you experienced any unexpected setbacks in the implementation of the changes you've made?

Jared Rowe:
Yes, I'll start and then JP can fill in some of the blanks. You know, again, like JP said earlier, we're seeing good positive trends on the lead side. Leads were strong for us in Q4.

We think that we've made some changes that are actually real structural systematic improvements to that part of the business. But you can see some of the softness that we're seeing on the click side.

That has continued into the quarter. We're attacking those fairly aggressively, but like we said in the initial remarks, that's going to take a bit of work. And we do expect to get that sorted out throughout the year, but yes, we've seen a little bit of softness continue into Q1 on the click side.

JP Hannan:
Yes, and I would just add on the expense side, I mean I think there is room to improve there. I mean I think there are definitely some efficiencies that we can gain as we implement these new technologies and upgrade legacy practice. And that's been some upside in that that I wasn't quite expecting coming into the quarter.

JP Geygan:
Okay, how is your dealer network developing beyond simply the retail dealer count? If you could provide some more detail around that, that would be appreciated.

Jared Rowe:
Yes, absolutely. So when we think about our distribution channel, I'd break it up into three main buckets. You've got the retail side, of course.

We actually sub segment out the retail side into the majors or strategics of the top 150 dealer groups. And then you've got the OEM side. The OEM side is incredibly stable, no real change there. That just holds where it is, and we've had that for a very long time.

On the top 150 dealer groups, to be quite candid with you, we didn't make the progress that I wanted to make in the quarter. We just didn't. I can tell you that we've hired. We've made a recent hire in that area and we're going to continue to focus on it.

AutoWeb, Inc.
Moderator: Sean Mansouri
03-07-19/5:00 p.m. ET
Confirmation # 6986797

But there is real opportunity for us in the top 150 dealer group. But I am a little disappointed with the progress we've made there. Then on the retail side, as we said, we've got good sequential growth second quarter in a row. But again, we expect that to be choppy.

We think the real growth here is to continue to lean into the OEM side, continue to pick up the retail side. But I do think the top 150 dealer groups is an opportunity for us that is just not being exploited right now.

Our value proposition aligns very well with their needs and their goals. They buy media in a similar fashion to the way that OEMs do. But again, we haven't really built a unique and strong capability there to sell and service to that group of clients which we're definitely focused on.

JP Geygan:
Has some of your recent hires enabled the company to better address the needs of the OEM dealer group and how do you foresee your internal salesforce developing?

Jared Rowe:
So a couple thing there, one is we actually are expanding the retail salesforce. We've made a few hires in that regard.

Those folks are actually going to be placed down in Tampa. That way we can chase the sun across the full side of the country. We've got an internal sales team as well as an external sales team.

But we've got an internal sales team here in California, an external sales team spread across the country and then we're going to have an internal one in Tampa. So we're continuing to ramp that, because as we think about salespeople, those folks really start to pay for themselves very, very quickly. So those are investments, not pure expenses.

On the OEM side, we've made some improvements from a hiring perspective. But it's less about the sales side in that regard. It's more about industry knowledge and some of the product work that we've been doing internally.

How do we take our capabilities, bundle and then re-bundle them into forms of media that maybe are a little bit more attractive to OEMs. Again, early, early days there; we still have work to do. But I'm at least pleased with the initial steps we've taken.

AutoWeb, Inc.
Moderator: Sean Mansouri
03-07-19/5:00 p.m. ET
Confirmation # 6986797

JP Geygan:
Okay, and then my final question might be somewhat premature. But can you discuss expansion or acquisition opportunities that you see, especially considering that you said you were going to reestablish your bank financing while concurrently forecasting a return to growth in margin expansion in 2019.

Jared Rowe:
Yes, that one is a little bit too early to talk about. So I don't have really much to add there to be honest with you, JP. We're pretty heads down right now in the core business. I think some of those things will take care of themselves. But first things first, we've really got to get this business operating the way that we think it can.

And as we mentioned earlier, we've still got some work to do on the click side. And we haven't even really talked about the email side, because that's very nascent. But we think there's real opportunity there as well.

JP Geygan:
Sure, well the organic growth trends are certainly encouraging, as I previously said and we look forward to continuing to watch it develop.

Operator:
And our next question will come from Sameet Sinha with B. Riley FBR.

Sameet Sinha:
A couple of questions, Jared and JP, just talking about the gross margin. The gross margin side, under the previous model the company had reached gross margins somewhere in the high 30s.

As you have changed the model, integrated the product, what is the gross margin profile? What would the gross margin profile look like? And it could be long-term.

That's fine. But is it higher, lower or equal to what the previous model could suggest? And the second question was on the OpEx side. So sort of that cash OpEx and excluding the one-time expenses kind of failed sequentially.

And as you grow it, JP I think you mentioned there are some opportunities for efficiencies. And Jared, you mentioned about investment in the sales side. But can you help us think about other -- where are you investing, where exactly you could find some efficiencies? Thank you.

AutoWeb, Inc.
Moderator: Sean Mansouri
03-07-19/5:00 p.m. ET
Confirmation # 6986797

JP Hannan:
Sure, well I'll start. On the margins, I mean I think we can get margins to a comparable level. But it's going to take a while. We're experimenting with a number of things and we are refining the way we do a lot of our SEM expense management.

So I think there's definitely improvement there to be had. With regard to the OpEx, I mean there's a lot of internal processes, a lot of things, legacy workflows and such that just need to be modernized. And the byproduct of that will be cost reductions.

Sameet Sinha:
And any investments that we should be aware of, apart from the sales team?

JP Hannan:
No, I mean there's no other major expenses planned.

Jared Rowe:
You know, all the other investments we're making, Sameet, they're investments inside the business and they're not big one-time things. When we think about making investments, we think about kind of earning the money to pay for them.

So we are going to be transforming our technology stack over the 36 months. But to be quite candid with you, that's not something we're going to come out and talk about and have a big expense line associated with and merchandise it.

We're going to do that as we go. Because we think we have to pay for this stuff as we go. So we aren't really focused on big bang investments. We're really focused on incremental improvement operationally and that's how we're going to move this business ahead.

Operator:
Thank you. At this time this concludes our question-and-answer session. I would now like to turn the call back over to Mr. Rowe for closing remarks.

Jared Rowe:
Well, I just want to thank everybody. Thank you for joining the call. I want to thank the team. We have seen some good improvement in the business. We've got a lot of work to do. But I think we're off to a good start here and we're starting to see some progress being made. But thank you for your interest.

Thank you for spending some time with us and thank you for your continued interest in the business. We've got a lot of work to do, but we feel good about where we're headed this year. So with that, have a good day and hopefully we'll all talk soon.

Operator:
Ladies and gentlemen, this does conclude today's teleconference. You may disconnect your lines at this time. Thank you for your participation.

END

NASDAQ: **AUTO**

autoweb

Investor Presentation

Copyright © 2019 AutoWeb, Inc.

March 2019

Safe Harbor Statement and Non-GAAP Disclosures

NASDAQ: AUTO

The statements made in the accompanying conference call or contained in this presentation that are not historical facts are forward-looking statements under the federal securities laws. Words such as "anticipates," "could," "may," "estimates," "expects," "projects," "intends," "plans," "believes," "will" and words of similar substance used in connection with any discussion of future operations or financial performance identify forward-looking statements. In particular, statements regarding expectations and opportunities, new product expectations and capabilities, and our outlook regarding our performance and growth are forward-looking statements. These forward-looking statements, including, that (i) there is still work to be done with the company's new click algorithm to address the click through rate issues; (ii) the company is still in the testing phase for its mobile-enabled product, and believes that this product enhancement will be a solid addition to the company's overall solution for dealers and OEMs; (iii) the company looks forward to leveraging all of the leadership experience of it's new senior leadership team as the company continues to execute its turnaround; (iv) the company continues to expect incremental cash burn in the first half of 2019 as it invests in its people, products and technology, with the intention to return to growth and margin expansion in 2019; (v) the company expects to improve its liquidity and balance sheet through non-dilutive measures as the company is currently in discussions with various banks for the establishment of a credit facility; (vi) the company does not anticipate a straight-line trajectory for its lead distribution metrics like dealer count and lead capacity as we have work to do to refine our strategy; (vii) that the company's next area of keen focus will be on clicks; (viii) tuning the company's new click algorithm is an ongoing optimization process and will require continued investment and focus; (ix) the company believes it will have work to do to refine its distribution channel effectiveness and do a better job at ramping its relationships with the top 150 dealer groups, and that the trend is beginning to bend in the right direction, but that the company does not anticipate a straight line from here and expects some choppiness for both dealer count and lead capacity as the company continues to evolve its engagement model for both retail dealers and the top 150 dealer groups; (x) mobile enablement will be a considerable area of focus for the company throughout 2019 as the company intends to evolve its sites to deliver a better experience for consumers to drive conversion; (xi) the company expects to mobile enable the rest of its new car lead generation sites by the end of Q3 2019; (xii) mobile enablement is just the beginning, and ultimately mobile optimization of our sites and products is the goal, with the company still having a good bit of work to do in this area; (xiii) the company needs to continue to focus on shifting this mix of advertisers back towards endemic clients, and that the company believes this is an area that will require several quarters of focus to get performance back to a level that is representative of its true potential; (xiv) the company believes that it will be difficult for OEMs to maintain their historic sales volumes due to affordability challenges with interest rates and overall less OEM incentives, but that the company continues to believe it can operate well in this environment as the company believes dealers will seek out their highest ROI marketing channels to drive sales; (xv) with its detailed attribution and product quality improvements, the company believes that it will continue to have a strong place in dealer marketing budgets as the company believes it is one of the most efficient marketing channels the dealers have; and (xvi) that the company remains fully committed to growing revenue and expanding margins in 2019 as it deploys and executes its various strategic initiatives, are not guarantees of future performance and involve assumptions and risks and uncertainties that are difficult to predict. Actual outcomes and results may differ materially from what is expressed in, or implied by, these forward-looking statements. AutoWeb undertakes no obligation to update publicly any forward-looking statements, whether as a result of new information, future events or otherwise. Among the important factors that could cause actual results to differ materially from those expressed in, or implied by, the forward-looking statements are changes in general economic conditions; the financial condition of automobile manufacturers and dealers; disruptions in automobile production; changes in fuel prices; the economic impact of terrorist attacks, political revolutions or military actions; failure of our internet security measures; dealer attrition; pressure on dealer fees; increased or unexpected competition; the failure of new products and services to meet expectations; failure to retain key employees or attract and integrate new employees; actual costs and expenses exceeding charges taken by AutoWeb; changes in laws and regulations; costs of legal matters, including, defending lawsuits and undertaking investigations and related matters; and other matters disclosed in AutoWeb's filings with the Securities and Exchange Commission. Investors are strongly encouraged to review the Company's Annual Report on Form 10-K for the year ended December 31, 2018, and other filings with the Securities and Exchange Commission for a discussion of risks and uncertainties that could affect the business, operating results, or financial condition of AutoWeb and the market price of the Company's stock.

This presentation includes non-GAAP financial measures as defined by SEC Regulation G. AutoWeb's definitions of the non-GAAP financial measures used in this presentation and reconciliations of these non-GAAP financial measures to the most directly comparable GAAP measures can be found in the appendix of this presentation. In addition to the foregoing non-GAAP financial measures, for year-over-year comparisons, prior year results for all periods presented are adjusted to exclude the company's specialty finance leads product, which was divested on December 31, 2016, which comparisons and prior year results are also non-GAAP financial measures as defined by SEC Regulation G. The company's management believes that presenting non-GAAP income, non-GAAP EPS, adjusted gross profit, and adjusted gross margin and the adjusted year-over-year comparisons and prior year results provides useful information to investors regarding the underlying business trends and performance of the company's ongoing operations , as well as providing for more consistent period-over-period comparisons. These non-GAAP measures also assist management in its operational and financial decision-making and monitoring the company's performance. In addition, the company uses non-GAAP and non-GAAP EPS as a measure for determining incentive compensation targets. These non-GAAP financial measures are used in addition to and in conjunction with results presented in accordance with GAAP and should not be relied upon to the exclusion of GAAP financial measures. Management strongly encourages investors to review the company's consolidated financial statements in their entirety and to not rely on any single financial measure.

2

We Are a Digital Marketing Platform

NASDAQ: AUTO

- **AutoWeb is a digital marketing platform** providing advertising solutions for auto dealers & OEMs
- **We have an integrated suite of products:** leads, clicks, emails
  - **Lead Generation** – the top lead marketplace in the auto industry for franchise dealers and OEM dealer programs
  - **Pay-per-Click Advertising** – programmatic pay-per-click platform targeting high-intent auto shoppers at scale
  - **Email Remarketing Campaigns**
- **We connect millions of vehicle shoppers to our dealer distribution network** – includes 73% of all U.S. franchise dealers
- **New management in place** with strong track record of growing automotive digital marketing companies

Category Revenue Contributions[1]
Advertising
Automotive Leads & Services
($ in millions)
$72
3
69
$99
4
95
$127
11
117
$150
25
126
$142
34
108
$126
28
97
2013
2014
2015
2016
2017
2018

1) For comparative purposes, all chart figures exclude contribution from the company's specialty finance leads product, which was divested on Dec 31, 2016.

3

Focused on the Growing Ad Channels

NASDAQ: AUTO

- Total automotive digital ad spend to reach $15B by 2020
  - Growing at a ~14% CAGR from 2016-2020
- E-mail marketing still accounts for ~10% of dealer online ad spend[2]
- Growth largely driven by core product channels, not listings
- Consumer shopping behavior continues to shift online
- Avg dealership visits prior to purchase:
  - 2005 – 5 dealerships
  - 2015 – 1.6 dealerships

Automotive Digital Ad Spend by Channel[1]

$7billion
$6billion
$5billion
$4billion
$3billion
$2billion
$1billion
Clicks
Display
Leads
Listings
'00 '01 '02 '03 '04 '05 '06 '07 '08 '09 '10 '11 '12 '13 '14 '15 '16 '17 '18 '19 '20
$9B
Market Size 2016
$15B
Market Size 2020

1) eMarketer.com estimates.
2) 2017 Borrell Automotive Outlook

Digital Ad Channels are Consistently Growing

4

We Have a Large Automotive Consumer Audience

NASDAQ: AUTO

Lead Traffic[1]
28.4
28.5
26.8
33.9
31.4
34.4
32.1
Q2'17
Q3'17
Q4'17
Q1'18
Q2'18
Q3'18
Q4'18

Lead Volume[2]
2.0
2.1
1.8
1.8
1.7
1.9
2.0
Q2'17
Q3'17
Q4'17
Q1'18
Q2'18
Q3'18
Q4'18

1) Lead traffic = total visits to AutoWeb's owned lead websites.
2) Lead volume = total new and used vehicle leads invoiced to retail and wholesale customers.

Targeting a Return to Lead & Traffic Growth

5

We Sell Millions of Clicks Every Year

NASDAQ: AUTO

Click Traffic[1]
5.3M
5.6M
6.3M
7.4M
6.4M
5.9M
6.1M
Q2'17
Q3'17
Q4'17
Q1'18
Q2'18
Q3'18
Q4'18
Click Volume[2]
6.2M
7.3M
7.3M
8.2M
6.3M
6.6M
6.6M
Q2'17
Q3'17
Q4'17
Q1'18
Q2'18
Q3'18
Q4'18
Revenue per Click[3]
$1.05
$1.02
$1.08
$0.82
$0.92
$0.84
$0.81
Q2'17
Q3'17
Q4'17
Q1'18
Q2'18
Q3'18
Q4'18

1) Click Traffic = total visits to AutoWeb's owned click referral websites.
2) Click Volume = the number of times during the applicable quarter that consumers clicked on advertisements on AutoWeb's click referral websites.
3) Revenue per click = total click revenue divided by click volume.

Lack of Product Investment has led to Consistent Declines

6

autoweb

A Large OEM Distribution Channel

NASDAQ: AUTO

OEM Participation Vehicle Sales[1]

2%
98%
AUTO Participant
Not Participating

OEM Participation Count

21%
79%
AUTO Participant
Not Participating

- We sell new vehicle leads to 33 of the 42 automotive OEMs (approx. 79%)
- These 33 OEMs that participate in our new vehicle lead program represent 98% of total new vehicle sales in the U.S.

1) Automotive News; July 2018 YTD total U.S. new vehicle sales.

We Sell Leads to Nearly Every OEM with a Corporate Leads Program, Representing 98% of Total New Vehicle Sales

7

Retail Distribution Channel has been Undermanaged

NASDAQ: AUTO

Retail Dealer Count[1]
3,647
3,242
3,008
2,744
2,550
2,577
2,596
Q2'17
Q3'17
Q4'17
Q1'18
Q2'18
Q3'18
Q4'18

- AutoWeb delivers leads to approximately 73% of all franchise dealers in the U.S., but predominantly through its OEM channel as opposed to the retail channel
- Opportunity to return to dealer count growth by targeted market segmentation and pricing rationalization

1) Retail dealer count = the number of franchised dealers contracted for delivery of retail new vehicle leads plus the number of vehicle dealers (franchised or independent) contracted for delivery of retail used vehicle leads.

Return to Consistent Dealer Count Growth Will Take Time

8

Whitespace for Retail Dealer Growth

NASDAQ: AUTO

- The top 150 dealer groups have 3,660[1] dealers combined
- AutoWeb sells leads to less than 10% of those dealers
- It's estimated that the top 150 dealer groups account for over 25% of all U.S. new car sales
- Provides unique opportunity to take a segmented approach in growing our dealer network

Top 150 Dealer Groups

322
3,338
Unenrolled Dealers
Enrolled Dealers

1) Automotive News 2017 census data.

AUTO is Underpenetrated in the Top 150 Dealer Groups

9

autoweb

And Whitespace for Increased Capacity

NASDAQ: AUTO

- **Retail Lead Capacity** = the total number of lead requests from our retail dealer network (our max target)
- **Q4’18: First time AutoWeb has grown retail lead capacity target since Q4’15**
- **We expect to improve lead capacity** by growing our retail dealer network, re-investing in our products and enhancing our consumer-to-client matchmaking processes

Retail Lead Capacity
647,785
577,632
527,988
487,074
449,326
441,331
442,042
Q2'17
Q3'17
Q4'17
Q1'18
Q2'18
Q3'18
Q4'18

AutoWeb has Room to Grow within its Current Dealer Footprint

10

Our Differentiator – High Buy Rates

NASDAQ: AUTO

Buy Rates - AutoWeb Branded Sites
17%
18%
19%
18%
17%
17%
17%
Q2'17
Q3'17
Q4'17
Q1'18
Q2'18
Q3'18
Q4'18

- We estimate[1] buy rates that reflect how many consumers who submitted leads through AutoWeb sites purchased vehicles, and how many consumers were lost to other dealers
- Most competitors rely only on feedback from dealers/manufacturers with minimal attribution
- ~80% of leads generated from one of our branded websites, with the other ~20% coming from third-party lead providers

1) Estimated buy rates based on vehicle registration data and internal analysis. Buy rates are calculated using a three-month rolling average of 90 day close rates.

Track Record of Providing Consistent Lead Quality

11

We Help Sell Cars

NASDAQ: AUTO

- New cars: Consumers submitting leads via AutoWeb network accounted for 3.6 million+ new retail sales from 2013-2017
  - This represents an average of ~4% of all U.S. Light Vehicle New Retail Sales from 2013-2018
- Used cars: Monetization model focused on cost per lead vs. typical subscription/listings model

U.S. LV New & Used Retail Sales by AutoWeb Consumers
Retail New
Retail Used
483,923
501,688
539,775
590,087
614,349
606,302
837,430
748,404
697,918
610,396
700,022
548,130
2013
2014
2015
2016
2017
2018

AutoWeb Consumers Accounted for ~4% of Annual US LV New Retail Sales

12

Financial Performance can be Improved

NASDAQ: AUTO

($ in millions)
Automotive Leads & Services
Advertising
$34.6
3.8
30.8
FY16
$37.3
8.0
29.4
FY17
$32.3
8.1
24.3
FY18
Q1
$34.6
5.3
29.3
FY16
$34.6
8.0
26.6
FY17
$29.3
6.9
22.3
FY18
Q2
$42.2
7.4
34.9
FY16
$36.9
8.9
27.9
FY17
$31.7
6.6
25.1
FY18
Q3
$39.0
8.1
30.8
FY16
$33.3
9.2
24.1
FY17
$32.3
6.5
25.7
FY18
Q4

- Q4'18 – Sequential revenue growth despite unfavorable advertiser mix changes, lower click volume & revenue per click.
- Working to improve our product quality, market segmentation and traffic acquisition strategies to accelerate growth

1) For comparative purposes, all chart figures exclude contribution from the company's specialty finance leads product, which was divested on Dec 31, 2016. See appendix for reconciliation.

13

autoweb

Our New Guiding Principles

NASDAQ: AUTO

Vision/Mission

- Re-establish AutoWeb as a premier matchmaker of consumers and automotive providers through our data-driven platform
- Simplify the online car shopping experience by creating innovative digital media solutions that market our clients' brand ahead of our own
- Integrate our product suite to better serve our dealer & OEM clients with high-quality performance-managed campaigns that include detailed attribution
- Provide ourselves with the best opportunity to monetize every ad impression we generate across each of our product categories

How We Get There: *5 Key Pillars*

- **Grow our Audience** (traffic)
- **Expand Distribution** (retail dealer count & capacity)
- **Improve Efficiency** (audience acquisition)
- **Operational Integration** (simplification)
- **Product Innovation** (enhance consumer-client matchmaking)

5 Key Pillars to Return AutoWeb to its Premier Market Position

14

autoweb

Contact Us

NASDAQ: AUTO

COMPANY CONTACT

J.P. Hannan

Chief Financial Officer

949-437-4651

AUTOWEB, INC.

18872 MacArthur Blvd, Suite 200

Irvine, CA 92612

INVESTOR RELATIONS

Sean Mansouri or Cody Slach

Liolios

949-574-3860

AUTO@liolios.com

autoweb

About AutoWeb Inc.

AutoWeb Inc. provides high quality consumer leads, clicks and associated marketing services to automotive dealers and manufacturers throughout the United States. The company also provides consumers with robust and original online automotive content to help them make informed car-buying decisions.

The company pioneered the automotive Internet in 1995 with its flagship website www.autobytel.com, and has since helped tens of millions of automotive consumers research vehicles; connected thousands of dealers nationwide with motivated car buyers; and has helped every major automaker market its brand online. Investors and other interested parties can receive AutoWeb news alerts and special event invitations by accessing the online registration form at investor.autoweb.com/alerts.cfm.

15

Appendix

- *Key Stats*
- *Balance Sheet*
- *Retail Auto Sales Forecast*
- *OEM Sales*
- *Financial Overview*
- *Reconciliation Tables*

autoweb

Key Stats[1]

NASDAQ: AUTO

Trading Data *(March 5, 2019)*

Stock Price	***$3.51***
52 Wk. High/Low	*$7.39/1.90*
Avg. Daily Vol. (3 mo)	*55,691*
Shares Outstanding	*13.0M*
Institutional Holdings	*25%*
Insider Holdings	*31%*

Valuation Measures

Market Cap	***$45.5M***
Enterprise Value	*$32.9M*
EV/Revenue	*0.3x*

Data sources: Yahoo! Finance, S&P Capital IQ, company filings.

1) For comparative purposes, all chart figures exclude contribution from the company's specialty finance leads product, which was divested on Dec 31, 2016. See later in appendix for reconciliation.
2) Adjusted gross margin is defined as GAAP gross margin excluding the impact of the one-time cost of revenues-impairment charge due to the DealerX platform license.
3) Non-GAAP EPS is defined as net income, plus amortization of acquired intangibles, non-cash stock compensation, income taxes, gain or loss on investment or sale, goodwill impairment, long-lived asset impairment, severance costs and acquisition related expenses, plus litigation settlements, divided by weighted average diluted shares outstanding. See later in appendix for reconciliation.

Financial Highlights *(ttm @ Dec 31, 2018)*

Revenues	***$125.6M***
Gross Margin	*12.2%*
Adj. Gross Margin[2]	*19.3%*
Diluted EPS	*$(3.04)*
Non-GAAP EPS[3]	*$(0.72)*
Cash & Equiv.	***$13.6M***
Total Assets	*$57.4M*
Total Debt	*$1.0M*
Total Liabilities	*$23.9M*
Total Equity	*$33.5M*

Revenue
Non-GAAP EPS³
$99M
$0.76
$127M
$1.19
$150M
$1.27
$142M
$0.64
$126M
($0.72)
FY14
FY15
FY16
FY17
FY18

17

autoweb

Balance Sheet Supports Growth

NASDAQ: AUTO

- $13.6 million cash
- $8.0 revolving line of credit repaid by Mar 31, 2018; $1.0 million convertible note repaid in Jan 2019.
- Net operating loss carryforwards (NOLs) as of December 31, 2018:
  - $87.6 million federal NOLs; $35.9 million state NOLs
  - Federal NOLs do not expire until 2025 and beyond
  - Although NOLs have a full valuation allowance due to accounting rules, we still have the full value available to us

Select Balance Sheet Items

$ Millions	Dec 31, 2018	Sep 30, 2018	Dec 31, 2017
Cash & cash equivalents	$13.6	$15.8	$25.0
Receivables	26.9	25.3	25.9
Net deferred tax assets	-	-	0.7
Total assets	**57.4**	**60.6**	**92.9**
Debt	1.0	1.0	9.0
Total liabilities	**23.9**	**22.3**	**25.7**
Total stockholders' equity	**33.5**	**38.3**	**67.2**

18

Annual Retail Auto Sales Forecast[1]

NASDAQ: AUTO

U.S. LV Sales Forecast – 2010 to 2019E

(millions)
Retail LV Sales
Total LV Sales
2010A: 9.2 (+7%); total 11.6 (+12%)
2011A: 10.3 (+12%); total 12.7 (+9%)
2012A: 11.7 (+14%); total 14.5 (+14%)
2013A: 12.8 (+9%); total 15.6 (+8%)
2014A: 13.6 (+6%); total 16.5 (+6%)
2015A: 14.3 (+5%); total 17.5 (+6%)
2016A: 14.1 (-1%); total 17.5 (0%)
2017A: 13.9 (-1%); total 17.1 (-2%)
2018A: 13.9 (-1%); total 17.3 (+1%)
2019E: 13.6 (-2%); total 17.0 (-2%)

- 2019 U.S. light vehicle sales forecast down slightly to 17.0 million units
  - **Down ~2% YoY**
- 2019 U.S. retail light vehicle sales forecast down slightly to 13.6 million units
  - **Down ~2% YoY**

1) J.D Power/LMC Automotive, Feb 2019.

19

autoweb

AutoWeb Drives OEM Sales

NASDAQ: AUTO

% New Vehicle Retail Sales from AutoWeb Consumers
(Calendar 2018)[1]
10.4%
6.9%
6.6%
6.5%
5.8%
5.4%
5.1%
4.8%
4.7%
4.7%
4.7%
4.6%
4.3%
4.2%
4.0%
3.4%
3.3%
3.3%
3.0%
Genesis
Hyundai
Kia
Subaru
Mitsubishi
Karma
Mazda
Buick
Honda
Smartcar
Lincoln
Nissan
Toyota
Fiat
Volkswagen
Chevrolet
Ford
Chrysler
GMC

- AutoWeb is one of the largest providers of leads for OEMs with a leads program
- For most of these OEMs, AutoWeb leads generate 4% - 7% of their total sales

1) Reflects sales in 2018 from leads submitted in October 2017 to December 2018.

Quality Third Party Leads are Essential to OEMs & Dealers

20

autoweb

Financial Overview

NASDAQ: AUTO

	2017				2018				YTD	
	Q1	Q2	Q3	Q4	Q1	Q2	Q3	Q4	2017	2018
Revenue ($M)	$37.3	$34.6	$36.9	$33.3	$32.3	$29.3	$31.7	$32.3	$142.1	$125.6
Gross Profit ($M)	$12.9	$10.6	$11.1	$8.1	$7.7	$5.5	($3.6)	$5.6	$42.8	$15.3
Adjusted Gross Profit ($M)[x]	$12.9	$10.6	$11.1	$8.1	$7.7	$5.5	$5.4	$5.6	$42.8	$24.3
Gross Margin	34.6%	30.7%	30.1%	24.4%	23.8%	18.9%	-11.4%	17.5%	30.1%	12.2%
Adjusted Gross Margin[Y]	34.6%	30.7%	30.1%	24.4%	23.8%	18.9%	17.1%	17.5%	30.1%	19.3%
Operating Expenses ($M)	$11.7	$10.4	$10.8	$48.4	$18.0	$10.9	$14.4	$11.0	$81.4	$54.3
Operating Margin	3.2%	0.7%	0.7%	-120.9%	-31.8%	-18.5%	-56.8%	-16.6%	-27.1%	-31.1%
Net Income/(Loss) ($M)	$0.5	$0.3	$0.1	($65.8)	($10.3)	($5.2)	($18.0)	($5.3)	($65.0)	($38.8)
GAAP EPS Diluted	$0.04	$0.02	$0.01	($5.22)	($0.81)	($0.41)	($1.41)	($0.41)	($5.48)	($3.04)
Non-GAAP Income ($M)	$3.5	$2.5	$2.4	$0.1	($0.9)	($2.8)	($2.4)	($3.1)	$8.5	($9.2)
Non-GAAP EPS	$0.26	$0.19	$0.18	$0.01	($0.07)	($0.22)	($0.19)	($0.24)	$0.64	($0.72)
Cash ($M)	$39.6	$44.6	$44.7	$25.0	$15.2	$18.3	$15.8	$13.6	$25.0	$13.6
Cash Flow From Operations ($M)	$3.5	$6.5	$2.5	($1.0)	($1.7)	$2.9	($2.0)	($2.2)	$11.5	($2.9)
Closing Stock Price	$12.53	$12.61	$6.89	$9.01	$2.98	$4.52	$2.96	$3.05	$9.01	$3.05

The above financials are impacted by rounding to the nearest $0.1M.

1) Adjusted Gross Profit is GAAP gross profit less Cost of revenues - impairment charges - see Adjusted gross profit and gross margin reconciliation later in the appendix.
2) Adjusted Gross Margin is GAAP gross margin less impact of Cost of revenues - impairment charges - see Adjusted gross profit and gross margin reconciliation later in the appendix.
3) Non-GAAP Income/(Loss) is equal to net income/(loss) plus amortization of acquired intangibles, non-cash stock compensation, income taxes, gain or loss on investment or sale, goodwill impairment, long-lived asset impairment, severance costs and acquisition related expenses, plus litigation settlements. See later in appendix for reconciliation.
4) Non-GAAP EPS is non-GAAP income/(loss) divided by weighted average diluted shares outstanding. See later in appendix for reconciliation.

21

Reconciliation of Specialty Finance Divestiture – Schedule A

autoweb NASDAQ: AUTO

($ millions)	FY 2014	FY 2015	FY 2016
Revenue	$106.3	$133.2	$156.7
Finance Leads	$6.9	$6.5	$6.3
Adjusted Revenue	$99.4	$126.7	$150.4

	FY 2014	FY 2015	FY 2016
Non-GAAP Income [1]	$9.3	$15.4	$17.3
Finance Leads	$0.8	$0.4	$0.5
Adjusted Non-GAAP Income	$8.5	$15.0	$16.8

	FY 2014	FY 2015	FY 2016
Non-GAAP EPS [2]	$0.83	$1.22	$1.30
Finance Leads	$0.07	$0.03	$0.03
Adjusted Non-GAAP EPS	$0.76	$1.19	$1.27

The above financials are impacted by rounding to the nearest $0.1M.

1) Non-GAAP Income is equal to net income/(loss) plus amortization of acquired intangibles, non-cash stock compensation, income taxes, gain or loss on investment or sale, severance costs, acquisition related expenses, goodwill impairment, long-lived asset impairment, plus litigation settlements. See later in appendix for reconciliation.
2) Non-GAAP EPS is non-GAAP income divided by weighted average diluted shares outstanding. See later in appendix for reconciliation.

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Reconciliation of Specialty Finance Divestiture – Schedule B

NASDAQ: AUTO

	2016				
	Q1	Q2	Q3	Q4	YTD
Revenue	$36.2	$36.1	$43.9	$40.4	$156.7
Finance Leads	$1.6	$1.6	$1.7	$1.4	$6.3
Adjusted Revenue	$34.6	$34.6	$42.2	$39.0	$150.4

The above financials are impacted by rounding to the nearest $0.1M.

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Non-GAAP EPS Reconciliation

NASDAQ: AUTO

	2017				2018				Full Year				
	Q1	Q2	Q3	Q4	Q1	Q2	Q3	Q4	2014	2015	2016	2017	2018
Net Income/(Loss) ($M)	$0.5	$0.3	$0.1	($65.8)	($10.3)	($5.2)	($18.0)	($5.3)	$3.4	$4.6	$3.9	($65.0)	($38.8)
Amortization of Acquired Intangibles ($M)	$1.4	$1.4	$1.3	$1.7	$1.7	$1.7	$1.6	$1.5	$1.5	$3.0	$5.7	$5.7	$6.5
Non-Cash Stock Compensation ($M)	$1.0	$0.9	$1.0	$1.2	$1.6	$0.9	$1.8	$0.5	$1.4	$2.6	$4.4	$4.1	$4.9
Income Taxes ($M)	$0.6	($0.2)	$0.1	$24.9	$0.0	$0.0	$0.0	$0.0	$2.0	$3.4	$2.8	$25.4	$0.0
Litigation Settlements ($M)	($0.0)	($0.0)	($0.0)	($0.0)	($0.0)	($0.0)	($0.0)	($0.0)	($0.1)	($0.1)	($0.1)	($0.1)	($0.1)
(Gain) loss on Investment ($M)	$0.0	$0.0	$0.0	$0.6	$0.0	($0.1)	$0.1	$0.0	$0.0	($0.6)	$0.8	$0.6	($0.0)
Long-lived asset impairments	$0.0	$0.0	$0.0	$0.0	$0.0	$0.0	$11.0	$0.0	$0.0	$0.0	$0.0	$0.0	$11.0
Goodwill impairment	$0.0	$0.0	$0.0	$37.7	$5.1	$0.0	$0.0	$0.0	$0.0	$0.0	$0.0	$0.0	$5.1
Acquisition / Severance Expenses / Goodwill ($M)	$0.0	$0.1	$0.0	$0.0	$1.0	$0.0	$1.1	$0.2	$1.1	$2.5	$1.9	$37.7	$2.3
Gain on disposal	$0.0	$0.0	$0.0	$0.0	$0.0	$0.0	$0.0	$0.0	$0.0	$0.0	($2.2)	$0.0	$0.0
Non-GAAP Income ($M)	$3.5	$2.5	$2.4	$0.1	($0.9)	($2.8)	($2.4)	($3.1)	$9.3	$15.4	$17.3	$8.5	($9.2)
Weighted Average Diluted Shares (k)	13,309	13,344	13,201	13,452	12,617	12,726	12,787	12,892	11,212	12,662	13,303	13,366	12,756
Non-GAAP EPS	$0.26	$0.19	$0.18	$0.01	($0.07)	($0.22)	($0.19)	($0.24)	$0.83	$1.22	$1.30	$0.64	($0.72)

The above financials are impacted by rounding to the nearest $0.1M.

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autoweb

Adjusted Gross Profit Reconciliation

NASDAQ: AUTO

($ millions)	Three Months Ended December 31, 2018	Three Months Ended December 31, 2017	Year Ended December 31, 2018	Year Ended December 31, 2017
Total Revenues	$ 32.3	$ 33.3	$ 125.6	$ 142.1
Cost of revenues	26.6	25.2	101.3	99.4
Cost of revenues - impairment	0.0	0.0	9.0	0.0
Gross (loss) profit	5.6	8.1	15.3	42.8
Non-GAAP adjustments:				
Cost of revenues - impairment	0.0	0.0	9.0	0.0
Adjusted gross profit	$ 5.6	$ 8.1	$ 24.3	$ 42.8
Gross margin	17.5%	24.4%	12.2%	30.1%
Non-GAAP adjustments:				
Cost of revenues - impairment	0.0%	0.0%	7.2%	0.0%
Adjusted gross margin	17.5%	24.4%	19.3%	30.1%

The above financials are impacted by rounding to the nearest $0.1M.

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